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                                                                     EXHIBIT 2.2










                      INDEMNIFICATION AND ESCROW AGREEMENT

                           DATED AS OF AUGUST 31, 2000

                                      AMONG

                               HARRIS CORPORATION,

                                 WAVTRACE, INC.,

                             THOMAS T. VAN OVERBEEK

                                       AND

                                 CITIBANK, N.A.


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                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

Section 1.        Definitions.................................................1

Section 2.        Deposit and Use of Escrow Amount............................2

Section 3.        Disposition of Escrow Amount................................2

Section 4.        Delivery of Escrow Amount Upon Termination..................5

Section 5.        Permitted Investments; Interest.............................6

Section 6.        Liability and Compensation of Escrow Agent..................7

Section 7.        Shareholder Representative.................................10

Section 8.        Taxes......................................................11

Section 9.        Representations and Warranties.............................11

Section 10.       Indemnification Provisions and Payment of Net Worth
                  Adjustment Amount..........................................12

Section 11.       Benefit; Successor and Assigns.............................14

Section 12.       Termination................................................14

Section 13.       Notices....................................................14

Section 14.       Governing Law..............................................15

Section 15.       Dispute Resolution.........................................15

Section 16.       Counterparts...............................................16

Section 17.       Headings...................................................16

Section 18.       Partial Invalidity.........................................16

Section 19.       Entire Agreement; Modification and Waiver..................17



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                      INDEMNIFICATION AND ESCROW AGREEMENT

           This INDEMNIFICATION and ESCROW AGREEMENT (this "ESCROW AGREEMENT"), is dated as of August 31, 2000, among Harris Corporation, a Delaware corporation ("PARENT"), Wavtrace, Inc., a Washington corporation (the "COMPANY"), Thomas T. van Overbeek (the "SHAREHOLDER REPRESENTATIVE") and Citibank, N.A., as indemnification and escrow agent (the "ESCROW AGENT").

                              W I T N E S S E T H:
                              - - - - - - - - - -

           WHEREAS, the Company, WT Acquisition Corp., a Washington corporation ("MERGERCO"), the Shareholder Representative and Parent are parties to the Agreement of Merger, dated as of July 28, 2000 (the "MERGER AGREEMENT"), pursuant to which Mergerco shall be merged with and into the Company (the "MERGER"), with the Company surviving as a wholly owned subsidiary of Parent (as such, the "SURVIVING CORPORATION");

           WHEREAS, as a condition to their entering into the Merger Agreement, Parent and Mergerco are being indemnified, held harmless and reimbursed pursuant to the conditions set forth herein;

           WHEREAS, to ensure that funds will be available to indemnify, hold harmless and reimburse Parent Group Members (as defined herein), on the Closing Date, the Parent shall deposit an amount in U.S. dollars equal to the Escrow Amount (as defined in the Merger Agreement) with the Escrow Agent in an escrow account established pursuant to this Escrow Agreement to be held and subsequently disbursed in accordance with the express terms of this Escrow Agreement;

           WHEREAS, the Merger Agreement provides for the Shareholder Representative to act in accordance herewith in connection with this Escrow Agreement; and

           WHEREAS, the Escrow Agent has been appointed by Parent and the Shareholder Representative and has agreed to hold the Escrow Amount pursuant to the express terms of this Escrow Agreement;

           NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

Section 1. DEFINITIONS.

           Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. As used herein:

           "EXPENSES" shall mean any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and


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disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

           "LOSSES" shall mean any and all losses, costs, obligations, liabilities, settlement payments, payments with respect to Taxes, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

           "PARENT GROUP MEMBER" shall mean the Surviving Corporation, Parent, or any of their respective Affiliates and their respective successors and assigns.

           "PERMITTED INVESTMENT" shall mean any or any combination of the following: (i) readily marketable obligations maturing within six (6) months after the date of acquisition thereof issued by the United States of America or any agency or instrumentality thereof; (ii) readily marketable obligations maturing within six (6) months after the date of acquisition thereof issued by any state or municipality within the United States of America, or any political subdivision, agency or instrumentality thereof, rated "A" or better by either Standard & Poor's Corporation or Moody's Investors Service Inc.; (iii) readily marketable commercial paper maturing within one hundred eighty (180) days after the date of issuance thereof which has the highest credit rating of either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (iv) six (6) month certificates of deposit issued by any bank incorporated and doing business pursuant to the laws of the United States of America or any state thereof having combined capital and surplus of at least $500,000,000 or (v) money market funds (including, but not limited to, Goldman, Sachs FS Prime Obligations Fund Service Class (464)).

           "SHAREHOLDERS" shall mean the holders of shares of Company Common Stock and the holders of Unexercised Vested Options who have the right to receive any Per Share Escrow Payments pursuant to the Merger Agreement.

Section 2. DEPOSIT AND USE OF ESCROW AMOUNT.

     (a) On the Closing Date, Parent shall deposit the Escrow Amount with the Escrow Agent.

     (b) Promptly after receipt from Parent of the Escrow Amount, the Escrow Agent shall confirm to Parent and the Shareholder Representative such receipt in writing.

     (c) The Escrow Agent agrees to hold and disburse the Escrow Amount solely as instructed in writing by Parent and/or the Shareholder Representative (as set forth herein) and to act as Escrow Agent only in accordance with the terms, conditions and provisions of this Escrow Agreement.

Section 3. DISPOSITION OF ESCROW AMOUNT.

     (a) Each Parent Group Member shall be entitled to receive payment directly from the Escrow Agent out of the Escrow Amount in the amount specified which, at any time and from time to time, such Parent Group Member is entitled to be indemnified,


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reimbursed and held harmless from the Escrow Amount as provided in SECTION 10 hereof, in each case in accordance with the following provisions.

     (i) If any Parent Group Member wishes to make a claim (a "CLAIM") for indemnification pursuant to SECTION 10 hereof, to be satisfied from the Escrow Amount, such Parent Group Member (individually or collectively, the "CLAIMING PARTY") shall so notify the Escrow Agent in writing (the "CLAIM NOTICE") of the facts giving rise to such claim for indemnification hereunder. Such Claim Notice shall describe in reasonable detail (to the extent then known or determinable) each individual Loss or Expense that the Claiming Party has paid or reasonably anticipates that it will have to pay, the date each such Loss or Expense was paid or incurred (or the basis for such anticipated Loss or Expense), the nature of the misrepresentation, breach or warranty or claim to which such Loss or Expense related and the method of calculating such Loss or Expense. If the Claiming Party is not the Surviving Corporation or Parent, the Claim Notice must be accompanied by a certificate from the Surviving Corporation or Parent confirming that the Claiming Party is a Parent Group Member. At the time of delivery of any Claim Notice to the Escrow Agent, a duplicate copy of such Claim Notice shall be delivered by the Claiming Party to the Shareholder Representative. The Claim Notice shall be accompanied by a certificate of the Claiming Party attesting to the Claiming Party's contemporaneous delivery of a duplicate copy of the Claim Notice to the Shareholder Representative.

     (ii) Unless the Shareholder Representative shall have delivered an Objection (as defined herein) in accordance with SECTION 3(a)(iii), the Escrow Agent shall, on the thirtieth (30th) day (or such earlier day as the Shareholder Representative shall authorize in writing to the Escrow Agent) after receipt of a Claim Notice with respect to indemnification for a specified amount, deliver the Escrow Amount as specified in the Claim Notice.

     (iii) Until the thirtieth (30th) day following delivery of a Claim Notice, the Shareholder Representative may deliver to the Escrow Agent a written objection (an "OBJECTION") to the claim made in such Claim Notice. At the time of delivery of any Objection to the Escrow Agent, a duplicate copy of such Objection shall be delivered to the Claiming Party and to Parent. Any such Objection shall be a notice of dispute to either the merits or the amount of the Claim or both.

     (iv) Upon receipt of an Objection properly made, the Escrow Agent shall (1) deliver the specified portion of the Escrow Amount equal to that portion of the amount specified in the Claim Notice, if any, which is not disputed by the Shareholder Representative and (2) designate and segregate out of the Escrow Amount a portion thereof with a value equal to the amount subject to the Claim Notice which is disputed by the Shareholder Representative. Such designated and segregated amount shall be deposited into a separate escrow sub-account designated the "Disputed Claim Account". Thereafter, the Escrow Agent shall not dispose of such segregated and disputed portion of the Escrow Amount until the Escrow Agent shall have received a certified copy of the final decision of the



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     arbitrators as contemplated by SECTION 3(a)(vi), or the Escrow Agent shall have received the written agreement between the Claiming Party and the Shareholder Representative resolving such dispute and setting forth the amount, if any, which such Claiming Party is entitled to be paid. The Escrow Agent will deliver the portion of the Escrow Amount that the Claiming Party is entitled to receive as set forth in the arbitration decision after the expiration of ten (10) business days from the receipt of such decision or, in the event that the amount to which the Claiming Party is entitled is established pursuant to an agreement between the Claiming Party and the Shareholder Representative, promptly (but not later than ten
     (10) business days) after the Escrow Agent's receipt of such agreement.

     (v) The Claiming Party shall deliver a written response to the Shareholder Representative in respect of any Objection properly delivered by the Shareholder Representative. If after thirty (30) days following delivery of such response there remains a dispute as to any Claims, the Shareholder Representative and the Claiming Party shall attempt in good faith for sixty
     (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Representative and the Claiming Party so agree, a memorandum setting forth such agreement shall be prepared and signed by both and shall be furnished to the Escrow Agent and shall specify the amount to be distributed to the Claiming Party and the account (or sub-account) from which such disbursement shall be made. The Escrow Agent shall be entitled to rely conclusively and fully on any such memorandum and shall distribute upon such joint written instruction from Parent and the Shareholder Representative the specified amount from the Escrow Amount in accordance with the terms thereof or in the manner set forth herein.

     (vi) If no such agreement can be reached after good faith negotiation, either the Claiming Party or the Shareholder Representative may, by written notice to the other, demand arbitration of the matter unless the amount of the Loss or Expense is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties have agreed to arbitration; and in either such event the matter shall be settled by arbitration conducted in accordance with SECTION 15 hereof. The decision of the arbitrator as to the validity and amount of any disputed claim in the related Claim Notice shall be binding and conclusive and, notwithstanding anything to the contrary in this SECTION 3, the Escrow Agent shall conclusively rely on and act in accordance with such arbitrator's decision and make or withhold payments out of the Escrow Amount in accordance therewith.

     (b) THIRD PERSON CLAIMS. The Claiming Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any third Person claim, action or suit as to which indemnification will be sought by any Claiming Party pursuant to SECTION 10 hereof, and in any such case the Shareholder Representative shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Claiming Party in


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connection therewith; PROVIDED, that the Shareholder Representative may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Claiming Party has so elected to conduct and control the defense thereof; and PROVIDED, FURTHER, that the Claiming Party shall not, without the written consent of the Shareholder Representative (which written consent shall not be unreasonably withheld), pay, compromise or settle any such claim, action or suit, except that no such consent shall be required if, following a written request from the Claiming Party, the Shareholder Representative shall fail, within thirty (30) days after the making of such request, to acknowledge and agree in writing that, if such claim, action or suit shall be adversely determined, indemnification shall be provided to such Claiming Party from the Escrow Amount pursuant hereto.

     (c) The Escrow Agent shall not dispose of all or any portion of the Escrow Amount other than as expressly provided in this Escrow Agreement.

Section 4. DELIVERY OF ESCROW AMOUNT UPON TERMINATION.

     (a) On the date which is eight (8) months after the Effective Date (the "FIRST DISTRIBUTION DATE") and provided that the aggregate dollar amount of Claims that have been made up to that date do not exceed $500,000, then, upon joint written instruction from Parent and the Shareholder Representative, the Escrow Agent shall deliver to the Shareholders an amount (the "FIRST DISTRIBUTION AMOUNT") equal to one-half of the remaining Escrow Amount. On the date which is fifteen (15) months after the Effective Date (the "SECOND DISTRIBUTION DATE"), upon joint written instruction from Parent and the Shareholder Representative, the Escrow Agent shall deliver to the Shareholders an amount specified in such joint written instruction (together with the First Distribution Amount, the "DISTRIBUTION AMOUNT") equal to (A) the remaining Escrow Amount, LESS (B) any amount designated as subject to a disputed Claim pursuant to a Claim Notice to the extent such Claim has not been resolved prior to such date, LESS (C) the Escrow Agent's Compensation and any Indemnification Liability (as each is defined in SECTION 6) (to the extent Parent and the Shareholder Representative have received written statements from the Escrow Agent of such amounts pursuant to SECTION 6(d)), (D) any amounts paid by the Company for which it may be reimbursed pursuant to SECTION 6(a) hereof, and LESS
(E) any Shareholder Representative's Expenses (to the extent Parent and the Escrow Agent shall then have received written notice from the Shareholder Representative to such effect in accordance with SECTION 7(c) hereof). The portion of any Distribution Amount due to any Shareholder shall be an amount (rounded to the nearest cent) equal to a fraction, the numerator of which is the total amount of the Closing Consideration attributable to such Shareholder pursuant to the Merger Agreement and the denominator of which is the total amount of the Closing Consideration.

     (b) Any amounts retained in escrow after the Second Distribution Date shall be held by the Escrow Agent and shall be used to indemnify Parent Group Members subject to the terms and conditions of this Escrow Agreement and upon resolution and payment out of the Escrow Amount in satisfaction of applicable pending Claims, any remaining amounts in escrow shall, upon joint written instruction from Parent and the


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Shareholder Representative, be transferred to the Shareholder Representative with respect to any Shareholder Representative's Expenses (to the extent Parent and the Escrow Agent shall then have received written notice from the Shareholder Representative to such effect in accordance with SECTION 7(c)) and to the Escrow Agent with respect to any Escrow Agent's Compensation and Indemnification Liability (to the extent Parent and the Shareholder Representative have received written statements of such amounts pursuant to
SECTION 6(d)) and any remaining amounts shall be distributed to the Shareholders in accordance with SECTION 4(a).

     (c) Upon distribution of the entire amount of the Escrow Amount, the Escrow Agent shall give Parent and the Shareholder Representative written notice to such effect. Such notice shall be given to the address set forth in SECTION 13, or to such other address as designated pursuant thereto. Upon such distribution, this Escrow Agreement shall terminate; PROVIDED however that SECTION 6 shall survive such termination.

     (d) At any time prior to final termination of this Escrow Agreement as provided in SECTION 4(c), the Escrow Agent shall, if so instructed in a writing signed by Parent and the Shareholder Representative, release from the Escrow Amount to Parent the amounts SPECIFIED in such writing.

Section 5. PERMITTED INVESTMENTS; INTEREST.

     The Escrow Agent is hereby authorized and directed to hold the Escrow Amount in a segregated escrow account and to disburse such Escrow Amount only in accordance with the express terms of this Escrow Agreement. From the date hereof until the date of disbursement of the Escrow Amount pursuant to SECTION 4, the Escrow Agent is authorized and directed to invest and reinvest any Escrow Amount in such Permitted Investments as Parent and the Shareholder Representative shall mutually agree and shall jointly instruct the Escrow Agent in writing, so long as the Escrow Amount is available for disbursement by wire transfer or certified check within ten (10) business days after the Escrow Agent is instructed and authorized to release any of the Escrow Amount pursuant to this Escrow Agreement. In the absence of such an agreement and instructions, the Escrow Agent agrees to invest and reinvest such funds in Goldman, Sachs FS Prime Obligations Fund Service Class (464), or a successor or similar fund jointly agreed to by Parent and the Shareholder Representative in writing and which is a Permitted Investment. Any interest or other earnings realized from investment of the Escrow Amounts shall be considered, and be disposed of by the Escrow Agent as part of, the Escrow Amount. For purposes of this Escrow Agreement, "interest" on the Escrow Amount shall include all proceeds thereof and investment earnings with respect thereto. The Escrow Agent shall have full power and authority to sell any investments held by it under this Escrow Agreement as necessary to make disbursements under this Escrow Agreement. The Escrow Agent, Parent and the Shareholder Representative shall not be liable or responsible for any unrealized profit or realized loss on such investments.


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Section 6. LIABILITY AND COMPENSATION OF ESCROW AGENT.

     (a) The Company and Parent (each an "Indemnifying Party") shall jointly and severally indemnify and hold the Escrow Agent harmless from and against any and all liability, damage, judgment, fine, penalty, claim, indemnity, settlement, cost or expense (other than the Escrow Agent's fees and out-of-pocket expenses which shall be paid pursuant to the terms of SECTION 6(d) hereof) which may arise out of any action taken, suffered or omitted by the Escrow Agent in connection with the acceptance and administration of this Escrow Agreement and in accordance with the terms of this Escrow Agreement (the "Indemnification Liability"), except such liability and expense as may result from the gross negligence or willful misconduct of the Escrow Agent. The Company shall be entitled to be reimbursed out of the Escrow Amount for all amounts that the Company is required to pay in respect of any Indemnification Liability. Subject to the foregoing, each of the Indemnifying Parties shall contribute to the Indemnification Liability in such proportion as is appropriate to reflect the relative fault of each individual Indemnifying Party. In all cases where there is no such basis for allocating contribution for such Indemnification Liability, one half of the total Indemnification Liability shall be paid out of the Escrow Amount and one half to the total Indemnification Liability shall be paid by Parent. The indemnity provided herein shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

     (b) The Escrow Agent shall not be liable for any action taken, suffered or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part. In no event shall the Escrow Agent be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from Parent or the Shareholder Representative or any entity acting on behalf of either such party so long as the Escrow Agent reasonably believes such instrument to be genuine and to have been signed and presented by the proper party or parties, (ii) for any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated, (iii) for the investment or reinvestment of any cash held by it hereunder, in each case in good faith, in accordance with the terms hereof, including without limitation any liability for delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Amount, or any loss of interest incident to such delays, (iv) for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility) or (v) for an amount in excess of the value of the Escrow Amount, valued as of the date of deposit.

     (c) The Escrow Agent shall be entitled to rely on, and shall be fully protected in acting in reliance upon, any instructions or directions furnished to it in writing signed by both Parent and the Shareholder Representative pursuant to any provision of this Escrow Agreement and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to it by any Parent Group


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Member or the Shareholder Representative, and reasonably believed by the Escrow
Agent to be genuine and to have been signed and presented by the proper party or parties. In performing its duties hereunder, the Escrow Agent may consult with counsel to the Escrow Agent and shall be entitled to rely on, and shall be fully protected in acting in reliance upon, the advice or opinion of such counsel.

     (d) The Escrow Agent shall be entitled to the fees set forth in ANNEX A hereto for the performance of services by the Escrow Agent hereunder for each year or any portion thereof that any portion of the Escrow Amount remains in escrow and shall be reimbursed for reasonable out-of-pocket expenses incurred by it (including reasonable counsel fees and expenses) in connection with the performance of such services and for the preparation and execution of this Escrow Agreement, and any amendments hereto (such fees and expenses are hereinafter referred to as the "ESCROW AGENT'S COMPENSATION"). Upon a written request delivered to the Escrow Agent by either Parent or the Shareholder Representative, or both, the Escrow Agent shall render statements to Parent and the Shareholder Representative setting forth in detail the Escrow Agent's Compensation and the basis upon which the Escrow Agent's Compensation was computed. The Escrow Agent's Compensation shall be paid out of the Escrow Amount in accordance with SECTION 4(a) hereof.

     (e) The Escrow Agent may resign at any time by giving sixty (60) days written notice to Parent and the Shareholder Representative; PROVIDED that such resignation shall not be effective unless and until a successor Escrow Agent has been appointed and accepts such position pursuant to the terms of this SECTION
6. In such event, Parent and the Shareholder Representative shall appoint a successor Escrow Agent or, if Parent and the Shareholder Representative are unable to agree upon a successor Escrow Agent within sixty (60) days after such notice, the Escrow Agent shall be entitled to appoint its own successor, provided that such successor is a national banking association having combined capital and surplus of at least $100,000,000. Such appointment, whether by Parent and the Shareholder Representative, on the one hand, or the Escrow Agent, on the other hand, shall be effective on the effective date of the aforesaid resignation (the "ESCROW TRANSFER DATE"). On the Escrow Transfer Date, all right, title and interest to the Escrow Amount, including interest thereon, shall be transferred to the successor Escrow Agent and this Escrow Agreement shall be assigned by the Escrow Agent to such successor Escrow Agent, and thereafter, the resigning Escrow Agent shall be released from any further duties hereunder. The Escrow Agent shall continue to serve until its successor is appointed and has accepted the duties hereunder and has received the transferred Escrow Amount.

     (f) The Escrow Agent shall not have any right, claim or interest in any portion of the Escrow Amount except for its fees, expenses or costs incurred in its capacity as Escrow Agent hereunder. If any fees, expenses or costs incurred by, or any obligation owed to, the Escrow Agent or its counsel hereunder are not promptly paid when due (and assuming no reasonable dispute has been conveyed in writing to the Escrow Agent by Parent or the Shareholder Representative or both with respect to such fees, expenses, costs or obligations or the amounts thereof), the Escrow Agent may reimburse itself therefor from the Escrow Amount and may sell, convey or otherwise


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dispose of any Permitted Investment for such purpose; provided, that at least five (5) business days before taking any of the foregoing actions, the Escrow Agent shall provide written notice to Parent and the Shareholder Representative of the Escrow Agent's intention to take any such actions. The Escrow Agent may in its sole discretion withhold from any distribution of the Escrow Amount an amount it believes is reasonably necessary to compensate the Escrow Agent for any unpaid amounts to which the Escrow Agent is entitled hereunder.

     (g) The duties and responsibilities of the Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied. The Escrow Agent shall not be subject to, nor required to comply with, any other agreement between Parent and the Shareholder Representative or to which Parent or the Shareholder Representative is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from Parent or the Shareholder Representative or any entity acting of such party's behalf. The Escrow Agent shall not be required to expend or risk any of its own funds or otherwise incur any financial or other liability in the performance of any of its duties hereunder.

     (h) If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Amount (including but not limited to orders of attachment or garnishment or other forms of levies or injunction or stays relating to the transfer of the Escrow Amount), the Escrow Agent is authorized to comply therewith in any manner it or legal counsel of its own choosing deems reasonably appropriate; and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

     (i) As security for the due and punctual performance of any and all of Parent's and the Shareholder Representative's obligations to the Escrow Agent hereunder, now or hereafter arising, Parent and the Shareholder Representative individually and collectively, hereby pledge, assign and grant to the Escrow Agent a continuing security interest in, and a lien on, the Escrow Amount and all Permitted Investments therein. The security interest of the Escrow Agent shall at all times be valid, perfected and enforceable by the Escrow Agent against Parent and the Shareholder Representative and all third parties in accordance with the terms of this Escrow Agreement.

     (j) The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder or invested herein, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement. The Escrow Agent shall not be called upon to


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advise any party as to the wisdom of selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

     (k) At any time the Escrow Agent may request an instruction in writing in English from Parent and/or the Shareholder Representative and may, at its option, include in such request the course of action the Escrow Agent proposes to take and the date on which it proposes to act, regarding any matter arising in connection with its duties and obligations hereunder. The Escrow Agent shall not be liable for acting in accordance with such a proposal on or after the date specified therein, provided that the specified date shall be at least three (3) business days after Parent and/or the Shareholder Representative receive the Escrow Agent's request for instruction and its proposed course of action, and provided further that, prior to so acting, the Escrow Agent has not received the written instruction requested.

Section 7. SHAREHOLDER REPRESENTATIVE.

     (a) Pursuant to the Merger Agreement, the Shareholder Representative shall act as the agent of the Shareholders and is entitled to give and receive notices and communications, to authorize delivery by the Escrow Agent to Parent Group Members of specified amounts from the Escrow Amount in satisfaction of claims by Parent Group Members, to object to such deliveries in accordance with the terms of this Escrow Agreement, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the reasonable judgment of the Shareholder Representative for the accomplishment of the foregoing. The Person designated to be Shareholder Representative may be changed in accordance with the provisions set forth in the Merger Agreement.

     (b) The Shareholder Representative shall not be liable to any holder of Company Common Stock for any act done or omitted under the Merger Agreement or hereunder as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the written advice of counsel shall be conclusive evidence of such good faith.

     (c) No bond shall be required of the Shareholder Representative and the Shareholder Representative shall receive no compensation for his services hereunder. At least five (5) days prior to the first anniversary of the Effective Date, the Shareholder Representative shall deliver written notice to the Escrow Agent and Parent setting forth the payment amount of the reasonable out-of-pocket expenses incurred by the Shareholder Representative in connection with his duties under the Merger Agreement and hereunder (the "SHAREHOLDER REPRESENTATIVE'S EXPENSES"), which expenses shall be reimbursed from the Escrow Amount upon written instruction of Parent and the Shareholder Representative to the extent that any such Shareholder Representative's Expenses together with any other Acquisition Expenses exceed $200,000.

     (d) Neither Parent, any Parent Group Member, nor the Escrow Agent shall be responsible or liable for any actions taken, suffered or omitted by the Shareholder

Representative in connection with such Shareholder Representative's capacity as such, and each of them may conclusively and fully rely on any action or writing of the Shareholder Representative.

     (e) A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of all Shareholders and shall be final, binding and conclusive upon each such Shareholder, and the Escrow Agent and Parent may conclusively and fully rely upon any decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each and every such Shareholder without any further inquiry or investigation. The Escrow Agent and each Parent Group Member are hereby fully indemnified and relieved from any responsibility or liability to any Person for any actions taken, suffered or omitted by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

Section 8. TAXES.

     (a) All interest and net gains earned on the Escrow Amount shall be accounted for by the Escrow Agent separately from the Escrow Amount and shall be treated as having been received by Parent and included in its income for tax purposes. The Escrow Agent shall, consistent with such treatment, arrange that for income tax reporting and withholding purposes Parent is named or treated as the payee of such amounts. In this regard, Parent shall provide the Escrow Agent with any certifications or forms required under any applicable tax law.

     (b) The parties agree that any distribution of the Escrow Amount to a Shareholder shall be treated for tax purposes as a payment pursuant to a contingent debt instrument issued by Parent as part of the Merger Consideration (as defined in the Merger Agreement). The portion of the distribution which the parties shall treat as interest for tax purposes shall be the greater of (i) the amount of the distribution multiplied by a fraction, the numerator of which is the interest (within the meaning of SECTION 5 hereof) on the initial Escrow Amount to the date of the distribution and the denominator of which is the Escrow Amount on such date, or (ii) such larger amount as Parent determines must be reported as interest under section 1274 of the Code (as defined in the Merger Agreement) and the regulations thereunder or other applicable tax law.

Section 9. REPRESENTATIONS AND WARRANTIES.

     (a) Each of Parent and the Company represents and warrants to each of the other parties hereto that it is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation; that it has the corporate power and authority to execute and deliver this Escrow Agreement and to perform its obligations hereunder; that the execution, delivery and performance of this Escrow Agreement by it has been duly authorized and approved by all necessary corporate action; that this Escrow Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); and that the execution, delivery and performance of this Escrow Agreement by it will not result in a breach of or loss of rights under or constitute a default under or a violation of any trust (constructive or other), agreement, judgment, decree, order or other instrument to which it is a party or it or its properties or assets may be bound.

     (b) The Shareholder Representative represents to each of the other parties hereto that he has the power and authority to execute and deliver this Escrow Agreement and to perform his obligations hereunder; that this Escrow Agreement constitutes his legal, valid and binding obligation, enforceable against him in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); and that the execution, delivery and performance of this Escrow Agreement by him will not result in a breach of or loss of rights under or constitute a default under or a violation of any trust (constructive or other), agreement, judgment, decree, order or other instrument to which he is a party or his properties or assets may be bound.

Section 10. INDEMNIFICATION PROVISIONS AND PAYMENT OF NET WORTH ADJUSTMENT
            AMOUNT.

     (a) INDEMNIFICATION. Each Parent Group Member shall be indemnified, held harmless and reimbursed from the Escrow Amount from and against any and all Loss and Expense incurred by such Parent Group Member in connection with or arising from:

     (i) any breach by the Company of any of its covenants or its failure to perform any of its obligations in the Merger Agreement;

     (ii) any breach of any warranty or the inaccuracy of any representation of the Company contained or referred to in the Merger Agreement or any certificate delivered by or on behalf of the Company pursuant hereto;

     (iii) any breach of any warranty or the inaccuracy of any representation of the Shareholder Representative contained or referred to in this Escrow Agreement or the Merger Agreement or any certificate delivered by the Shareholder Representative pursuant hereto or pursuant to the Merger Agreement;

     (iv) any breach by the Shareholder Representative of any of its covenants or failure to perform any of its obligations under this Escrow Agreement or the Merger Agreement;

     (v) any failure by the Company or the Shareholder Representative to obtain, prior to the Closing, any consent set forth in Schedule 5.3 of the Merger Agreement;

     (vi) the payment by the Company of Acquisition Expenses and Shareholder Representative's Expenses in excess of $200,000;

     (vii) any payment by the Company in excess of insurance costs resulting from claims disclosed in Schedule 5.21 of the Merger Agreement.

     (viii) any payments to be made by the Shareholders pursuant to Section 3.2(d) of the Merger Agreement; or

     (ix) any Losses and Expenses incurred by any Parent Group Member in connection with or arising from the exercise of appraisal rights pursuant to the WBCA by any holders of capital stock of the Company (including, without limitation, all Losses and Expenses associated with any appraisal proceedings and all amounts determined to be payable to any such holders pursuant to Chapter 23B.13 of the WBCA) to the extent that such Losses and Expenses exceed the product of (x) the number of Dissenters' Shares and (y) the Purchase Price divided by the number of shares of Company Common Stock (other than such shares held by Parent) outstanding at the Effective Time;

PROVIDED, HOWEVER, that the Escrow Amount shall be used to indemnify and hold harmless hereunder with respect to clauses (ii) and (iii) of this sentence with respect to Losses and Expenses incurred by Parent Group Members (other than any Loss or Expense incurred as a result of inaccuracies of the representations and warranties contained in SECTIONS 5.1 (Organization and Capital Structure), 5.3 (Authority), 5.7 (Taxes), 5.15 (Intellectual Property; Software), 5.16 (Title to Property), 5.21 (Litigation), 5.22 (Environmental Matters) and 5.28 (No Finder) of the Merger Agreement, as to which this proviso shall not apply) unless and until and only to the extent that the aggregate amount of such Losses and Expenses exceeds $500,000. Any payment pursuant to this SECTION 10(a) shall be made in the form of a transfer from the Escrow Amount to the applicable Parent Group Member(s) pursuant to SECTION 3(a).

     (b) LENGTH OF INDEMNITY. The indemnification provided for in this SECTION 10 shall terminate fifteen (15) months after the Effective Date (and no claims shall be made by any Parent Group Member under this SECTION 10 thereafter), except that such indemnification shall continue as to any Loss or Expense in connection with which a Claim Notice is given in accordance with the requirements of SECTION 3(a)(i) on or prior to the date on which such indemnification obligation would otherwise terminate in accordance with this
SECTION 10, as to which the indemnification obligation hereunder shall continue until the liability to be satisfied from the Escrow Amount shall have been determined pursuant to this SECTION 10, and all Parent Group Members shall have been reimbursed out of the Escrow Amount for such Loss or Expense in accordance with the terms hereof.

     (c) EXCLUSIVE REMEDY. Except for fraud and remedies that cannot be waived as a matter of law and injunctive and provisional relief, the Escrow Amount shall be the sole and exclusive remedy available to Parent Group Members for Losses and Expenses.

     (d) NET WORTH ADJUSTMENT AMOUNT. Promptly after the final and binding determination of the Purchase Price pursuant to Section 3.2 of the Merger Agreement and upon receipt of notice jointly executed by Parent and the Shareholder Representative, the Escrow Agent shall deliver to Parent the Net Worth Adjustment Amount.

Section 11. BENEFIT; SUCCESSOR AND ASSIGNS.

     This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but shall not be assignable by any party hereto without the written consent of all of the other parties hereto; PROVIDED, HOWEVER, that Parent may assign its rights and delegate its obligations hereunder to any of its Affiliates and that the Escrow Agent may assign its rights hereunder to a successor Escrow Agent appointed hereunder. Except for Parent Group Members and Persons specified in the preceding sentence, this Escrow Agreement is not intended to confer on any person not a party hereto any rights or remedies hereunder.

Section 12. TERMINATION.

     This Escrow Agreement may only be terminated following the delivery of all amounts held in the Escrow Amount and the delivery of notice by the Escrow Agent as contemplated by SECTION 4(c) hereof.

Section 13. NOTICES.

     All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or four days after being mailed by registered or certified mail, return receipt requested, or one day after being sent by private prepaid overnight courier addressed as follows:

                  IF TO THE ESCROW AGENT:

                  Citibank, N.A.
                  111 Wall Street
                  14th Floor, Zone 3
                  New York, New York  10005
                  Attention:  Citibank Agency & Trust Services


                  IF TO PARENT, THE COMPANY OR ANY OTHER PARENT GROUP MEMBER:

                  Harris Corporation
                  1025 West NASA Blvd.
                  Melbourne, FL  32919
                  Attention:  Richard Ballantyne

                  WITH A COPY TO:

                  Harris Corporation
                  330 Twin Dolphin Drive
                  Redwood Shores, CA  94065
                  Attention:  Samuel Wyman

                  AND

                  Sidley & Austin
                  Bank One Plaza
                  10 South Dearborn Street
                  Chicago, IL  60603
                  Attention:  David J. Zampa


                  IF TO THE SHAREHOLDER REPRESENTATIVE:

                  Thomas T. van Overbeek
                  10163 Miguelita Road
                  San Jose, CA  95127


                  WITH COPY TO:

                  Venture Law Group
                  4750 Carillon Group
                  Kirkland, WA  98033
                  Attention:  Craig E. Sherman

or such other address as the Escrow Agent, Parent or the Shareholder Representative, as the case may be, shall designate in writing to the parties hereto. Notwithstanding anything contained in this SECTION 13 to the contrary, the Escrow Agent shall not be deemed to have received any notice unless and until it has actually received such notice.

Section 14. GOVERNING LAW.

     This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of New York other than and without reference to conflict of law rules or principles.

Section 15. DISPUTE RESOLUTION.

     (a) In the event of any controversy, claim or dispute between or among Parent, the Company and the Shareholder Representative arising out of or relating to this Agreement or the Merger Agreement, or any alleged breach thereof, Parent, the Company and the Shareholder Representative shall submit such dispute to non-binding mediation in the City of Seattle, State of Washington for a period of 60 days prior to initiating any legal action in connection therewith, provided that nothing herein shall prevent the party seeking enforcement from seeking temporary or preliminary injunctive relief hereunder from a state or federal court sitting in the City of Seattle, State of Washington (which court shall have exclusive jurisdiction over any such request for relief) to the extent necessary to protect itself from any irreparable harm that it would suffer during the 60-day mediation period. If Parent, the Company and the Shareholder Representative are unable to agree upon a mediator within five (5) business days after receipt of written notice of a claim, either party may apply to the American Arbitration Association for the appointment of a mediator, which appointment shall be final and binding on both parties. The mediation shall be conducted pursuant to the mediation rules of the American Arbitration Association then in effect, unless Parent, the Company and the Shareholder Representative agree to an alternative procedure. Parent, the Company and the Shareholder Representative shall participate in good faith in such mediation, shall bear its own costs of such mediation and shall share the cost of the mediator equally.

     If any dispute cannot be resolved pursuant to the preceding paragraph within the 60-day mediation period, either Parent or the Shareholder Representative may demand, within 30 days after the end of the 60-day mediation period, that the dispute be submitted to binding arbitration by so notifying such other parties in writing (the "ARBITRATION"). The Arbitration shall be conducted in the City of Seattle, State of Washington, before a single arbitrator. The arbitrator shall be appointed, and the Arbitration shall be conducted, under the rules of the American Arbitration Association in effect at the time of such arbitration, provided that the arbitrator shall have no power to award punitive or exemplary damages to any party to the Arbitration. The arbitrator's decision shall be final, conclusive and binding on the parties to the Arbitration, shall be enforceable in any court of competent jurisdiction, and shall be the exclusive forum for any claims arising out of this Agreement or the subject matter hereof.

Section 16. COUNTERPARTS.

     This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 17. HEADINGS.

     The section headings contained in this Escrow Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Escrow Agreement.

Section 18. PARTIAL INVALIDITY.

     Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective in the jurisdiction involved to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 19. ENTIRE AGREEMENT; MODIFICATION AND WAIVER.

     This Escrow Agreement and the Merger Agreement embody the entire agreement and understanding among Parent, the Company and the Shareholder Representative with respect to the subject matter hereof and supersede any and all prior agreements and understandings relating to the subject matter hereof. No amendment, modification or waiver of this Escrow Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification or waiver is sought. No course of dealing between the parties to this Escrow Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Escrow Agreement. No delay by any party to or any beneficiary of this Escrow Agreement in the exercise of any of its rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any party to or any beneficiary of this Escrow Agreement of any such right or remedy shall preclude any other or further exercise thereof. A waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Escrow Agreement as of the date first above written.


                                       CITIBANK, N.A.


                                       By:  /s/ Michael L. Stevenson
                                          --------------------------------------
                                            Name: Michael L. Stevenson
                                            Title: Vice President



                                       HARRIS CORPORATION


                                       By:  /s/ Bryan R. Roub
                                          --------------------------------------
                                            Name: Bryan R. Roub
                                            Title: Senior Vice President and
                                                     Chief Financial Officer



                                       WAVTRACE, INC.


                                       By:  /s/ Thomas T. van Overbeek
                                          --------------------------------------
                                            Name: Thomas T. van Overbeek
                                            Title: President and Chief Executive
                                                     Officer



                                            /s/ Thomas T. van Overbeek
                                       -----------------------------------------
                                       THOMAS T. VAN OVERBEEK
                                       AS SHAREHOLDER REPRESENTATIVE